Exhibit 5.1

(313) 465-7000
Fax: (313) 465-8000
www.honigman.com

March 18, 2014

Sunshine Heart, Inc.

12988 Valley View Road

Eden Prairie, MN 55344

RE:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Sunshine Heart, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 1,196,643 shares of the Company’s Common Stock, $0.0001 par value per share (the “Shares”), to be issued pursuant to awards under the Company’s Second Amended and Restated 2011 Equity Incentive Plan, 2013 Non-Employee Directors’ Equity Incentive Plan and New-Hire Equity Incentive Plan (collectively, the “Plans”).

Based on our examination of such documents and other matters as we deem relevant, we are of the opinion that the Shares, when offered, sold and issued by the Company in accordance with the applicable Plans and the awards thereunder, the Registration Statement and the related Prospectuses, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission under the Securities Act.

Very truly yours,

/S/ HONIGMAN MILLER SCHWARTZ AND COHN LLP

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